Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Reports Record Revenue and $0.52 EPS for FY2008

EXTON, PA - July 29, 2008 – WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for specialty communication systems and wireless infrastructure, today reported financial results for the fiscal year ended April 30, 2008. WPCS reported record revenue of approximately $101.4 million for fiscal year 2008 compared to $70.0 million a year ago, which represents an increase of approximately 45%. WPCS reported net income of approximately $4.1 million or $0.52 per diluted share for the fiscal year ended April 30, 2008. For the same period last year, the reported net income was approximately $4.6 million or $0.72 per diluted share.

For the fourth quarter ended April 30, 2008, WPCS reported revenue of approximately $26.7 million compared to $17.7 million a year ago, which represents an increase of approximately 51%.  For the fourth quarter, the reported net income was approximately $921,000 or $0.13 per diluted share.  For the same period last year, the reported net income was approximately $1.4 million or $0.18 per diluted share.

The company will be conducting a conference call today at 4:30 pm Eastern Time. To participate on the conference call, please dial 888-299-4099 for calls within the U.S. and 302-709-8337 for calls from international locations. Upon reaching the operator, verbally transmit the participant code VH51651. Andrew Hidalgo, CEO of WPCS, will be discussing the company’s financial performance for FY2008 and will provide an operational and economic overview of the business that will include guidance for fiscal year 2009. When the overview concludes, your questions can be asked by pressing *1 and your questions can be removed from the queue by pressing the number sign. Replays of the conference call will be available for a period of five days by dialing 800-355-2355 and using 51651# as the pass code.

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of wireless technology. The company serves the specialty communication systems and wireless infrastructure sectors and provides services that include site design, technology integration, electrical contracting, construction and project management for corporations, government entities and educational institutions worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

Contact:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	April 30,		April 30,
	2008	2007	2008	2007

REVENUE	$26,707,999	$17,689,343	$101,431,128	$70,000,070

COSTS AND EXPENSES:
Cost of revenue	19,239,593	11,578,549	73,084,310	47,781,351
Selling, general and administrative expenses	5,150,992	3,370,454	19,302,773	13,244,909
Depreciation and amortization	782,399	358,521	2,398,603	1,239,486

Total costs and expenses	25,172,984	15,307,524	94,785,686	62,265,746

OPERATING INCOME	1,535,015	2,381,819	6,645,442	7,734,324

OTHER EXPENSE (INCOME):
Interest expense	145,497	169,507	522,984	496,330
Interest income	(74,865)	(230,611)	(511,122)	(525,524)
Minority interest	(58,996)	23,099	(22,115)	23,099

INCOME BEFORE INCOME TAX PROVISION	1,523,379	2,419,824	6,655,695	7,740,419

Income tax provision	602,463	1,057,176	2,577,348	3,146,818

NET INCOME	$920,916	$1,362,648	$4,078,347	$4,593,601

Basic net income per common share	$0.13	$0.20	$0.58	$0.80

Diluted net income per common share	$0.13	$0.18	$0.52	$0.72

Basic weighted average number of common shares outstanding	7,218,643	6,879,964	7,090,789	5,772,423

Diluted weighted average number of common shares outstanding	7,258,741	7,679,006	7,840,852	6,409,333

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	April 30,	April 30,
ASSETS	2008	2007
		(Note 1)
CURRENT ASSETS:

Cash and cash equivalents	$7,449,530	$21,558,739
Accounts receivable, net of allowance of $98,786 at April 30, 2008 and April 30, 2007	29,092,488	16,560,636
Costs and estimated earnings in excess of billings on uncompleted contracts	3,887,152	2,499,940
Inventory	2,791,782	2,260,082
Prepaid expenses and other current assets	1,002,993	732,043
Prepaid income tax	122,342	-
Deferred tax assets	35,939	27,000
Total current assets	44,382,226	43,638,440

PROPERTY AND EQUIPMENT, net	6,828,162	5,488,920

OTHER INTANGIBLE ASSETS, net	2,929,937	1,683,349

GOODWILL	28,987,501	20,469,608

OTHER ASSETS	820,315	273,353

Total assets	$83,948,141	$71,553,670

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (continued)

LIABILITIES AND SHAREHOLDERS' EQUITY	April 30,	April 30,
	2008	2007
		(Note 1)
CURRENT LIABILITIES:

Current portion of loans payable	$1,272,112	$1,881,682
Borrowings under line of credit	750,000	-
Current portion of capital lease obligations	91,491	-
Accounts payable and accrued expenses	9,305,791	6,802,110
Billings in excess of costs and estimated earnings on uncompleted contracts	3,602,422	2,272,688
Deferred revenue	602,560	504,458
Due to shareholders	2,300,083	1,424,190
Income taxes payable	-	433,361
Total current liabilities	17,924,459	13,318,489

Borrowings under line of credit	4,376,056	4,454,217
Loans payable, net of current portion	156,978	284,016
Capital lease obligations, net of current portion	215,780	-
Deferred tax liabilities	1,173,786	611,000
Total liabilities	23,847,059	18,667,722

Minority interest in subsidiary	1,331,850	1,353,965
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued	-	-

Common stock - $0.0001 par value, 75,000,000 shares authorized, 7,251,083 and 6,971,698 shares issued and outstanding at April 30, 2008 and April 30, 2007, respectively	725	697
Additional paid-in capital	50,775,938	47,901,159
Retained earnings	7,709,562	3,631,215
Accumulated other comprehensive income (loss) on foreign currency translation	283,007	(1,088)

Total shareholders' equity	58,769,232	51,531,983

Total liabilities and shareholders' equity	$83,948,141	$71,553,670

Note 1. Certain reclassifications have been made to prior period consolidated financial statements to conform to the current presentation.